UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 7, 2011

First Colombia Gold Corp.
 (Exact name of registrant as specified in its charter)

Nevada	000-51203	98-0425310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Carrera 49 No. 51-11 Suite 402, Copacabana, Antioquia Colombia	__________
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  +57 (4) 461-6154

__________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Assignment and Assumption Agreement

On December 7, 2011 (the “Effective Date”), First Colombia Gold Corp. (the “Company”) entered into a Assignment and Assumption Agreement (“Assignment Agreement”) with castle Creek Silver Inc. (“Castle Creek”), a Idaho corporation, and Robert Ebisch (‘Ebisch”).  Castle Creek and Ebisch are parties to an Option to Purchase and Royalty Agreement dated July 15, 2011 (the “Option Agreement”), for Castle Creek’s option to acquire an undivided 100% of the right, title and interest of Ebisch in and to the PB 7, 9, 11, 12, 23, 25, 27, and 29 lode mining claims (IMC #’s, respectively, 196852, 196854, 196856, 196857, 196866, 196867, 196868, and 196869), situated in Owyhee County, Idaho, (hereinafter together with any form of successor or substitute mineral tenure called the “Property”).  Pursuant to the terms of the Assignment Agreement, Castle Creek transferred and assigned the Company all of its right, title and interest, in, to and under the Option Agreement and the Company assumed the assignment of the Option Agreement agreeing to be bound, the same extent as Castle Creek, to the terms and conditions of the Option Agreement.  As consideration for the Assignment Agreement, the Company agreed to issue Castle Creek 1,000,000 restricted shares of the Company's common stock within five days of the Effective Date, is obligated to pay Castle Creek $50,000 in cash within twelve (12) months of the Effective Date, which is December 7, 2012, and Castle Creek will be entitled to a 1% net smelter return (“NSR”) from any ore produced from the Property. At any time from the Effective Date, the Company has the right to acquire the 1% NSR payable to Castle Creek for $250,000.

The Assignment Agreement includes customary representations and warranties.  Under the terms of the Assignment Agreement, Castle Creek and Ebisch have agreed to indemnify the Company from claims resulting from any breach or inaccuracy of any representation or warranty made by Castle Creek or Ebisch in the Assignment Agreement and for any breaches of any representations, warranties, obligations, terms or covenants of either Castle Creek or Ebisch under or pursuant to the Option Agreement.

The Option Agreement and assignment of Castle Creek’s right, title and interest, in, to and under the Option Agreement provide that the Company will have exercised the option to acquire an undivided 100% of Ebisch’s right, title and interest in and to the Property after incurring an aggregate of $210,000 in exploration expenditures, paying Ebisch an aggregate of $80,000 plus five per cent (5%) of any joint-venture and buyout payments (hereafter referred to as  “JV&BP”) and paying filing fees over the term of the Option Agreement.  The Option Agreement provides that the cash payments payable to Ebisch shall be made according to the following schedule:

•	$2,500 on or before January 31, 2012 plus five per cent (5%) of any JV&BP;

•	$2,500 on or before September 15, 2012 plus five per cent (5%) of any JV&BP;

•	$5,000 on or before September 15, 2013 plus five per cent (5%) of any JV&BP;

•	$10,000 on or before September 15, 2014 plus five per cent (5%) of any JV&BP;

•	$15,000 on or before September 15, 2015 plus five per cent (5%) of any JV&BP;

•	$20,000 on or before September 15, 2016 plus five per cent (5%) of any JV&BP; and

•	$25,000 on or before September 15, 2017 plus five per cent (5%) of any JV&BP.

The Option Agreement provides that the exploration expenditures of an aggregate of not less than $210,000 on the Property shall be incurred as follows:

•	on or before April 15, 2012, incur not less than an aggregate of $10,000 in exploration expenditures;

•	on or before September 15, 2012, incur not less than an aggregate of $20,000 in exploration expenditures;

•	on or before September 15, 2013, incur not less than an aggregate of $100,000 in exploration expenditures; and

•	on or before September 15, 2014, incur not less than an aggregate of $210,000 in exploration expenditures.

In addition to the foregoing cash payments, exploration expenditures and filing fees, in order to maintain its interest in the Property the Company will be responsible for the following:

•
make advance royalty payments to Ebisch, commencing on September 15, 2015 and continuing on the 15th day of September each and every year thereafter for so long as the Company or its assigns retains its interest in the Property, of $25,000 per year plus 5% of any JV&BP; and

•
incur a minimum of $100,000 of annual exploration expenditures on the Property on or before September 15th each and every year after September 15, 2015, which could be offset by exploration expenditures in excess of $100,000 in any prior annual period.

The foregoing description of the Assignment Agreement and Option Agreement do not purport to be complete and are qualified in its entirety by reference to the Assignment Agreement, which includes as an exhibit the Option Agreement.  The Assignment Agreement with the Option Agreement attached as an exhibit thereto is filed as Exhibit 10.1 to this Current Report on Form 8-K is and is incorporated herein by reference.

The Company’s related press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Description of Property

In connection with the Company’s consideration of entering into the Assignment Agreement, it conducted a diligence review of the Property.  The description of property contained herein is the product of the Company’s due diligence of the Property underlying the Option Agreement.

If you are not familiar with the mineral exploration terms used in this Current Report on Form 8-K, please refer to the definitions of these terms under the caption “Glossary” at the end of Item 9.01 of this Current Report on Form 8-K.

Property Description and Location

Location, Area, and Type of Mineral Tenure

The Property lies about 80 km south of Boise, Idaho on the flanks of the Snake River Plain, a vast graben-like physiographic region.  The Property lies in Sections 14 and 15, Township 6 South, Range 1 West, Boise Meridian, Owyhee County, Idaho. Mineral rights are held by eight federal unpatented lode mining clams. These cover approximately 160 acres (65 hectares).

PROPERTY CORNER COORDINATES- UTM NAD 27 CONUS

NORTHING	EASTING
4750115	545650
4750115	546100
4749755	546100
4749755	547000
4749215	547000
4749215	546550
4749125	546550
4749125	546370
4749575	546370
4749575	545650

The eight unpatented mining claims are numbered PB 7 (IMC # 196852), PB 9 (IMC # 196854), PB 11 (IMC # 196856), PB 12 (IMC # 196857), PB 23 (IMC # 196866), PB 25 (IMC # 196867), PB 27 (IMC # 196868), and PB 29 (IMC # 196869).

The Company's ability to explore and mine the Property depends on the validity of title to that Property. The Property consists of  unpatented mining claims. Maintenance of rights to unpatented mining claims contain certain requirements including sufficiency of mineral discovery, proper posting and marking of boundaries, failure to meet statutory guidelines, assessment work and possible conflicts with other claims. The Company has not obtained a title opinion nor title insurance on the underlying unpatented claims at this exploration stage.

Accessibility, Climate, Local resources, Infrastructure, Physiography

Topography, Elevation, and Vegetation

The Property is a steeply-incised drainage that drops about two hundred meters from the peneplain that lies to the immediate north. The elevation of the Property is about 1200 meters above mean sea level. Vegetation consists primarily of sagebrush and short grasses.

Accessibility

The Property is readily accessed from Nampa, Idaho, which lies on Federal Interstate Highway 84. Nampa is the nearest large town that has services necessary for mineral exploration and mining.  From Nampa, paved State Highway 78 is followed about 70 km to the south to the Oreana turnoff. From there, about 5 km of paved road and 10 km of dirt road lead to the property. Unimproved tracks provide access to the claim group. Road access to the south side of the Property is limited. Mechanized work there may require construction of a temporary creek crossing, although one unimproved road crosses the Property at a ford.

Climate

The climate is semi-arid with roughly 150 mm/year precipitation. Summer temperatures may rise to 40 degrees centigrade while winter temperatures may fall to as low as -10 degrees centigrade. The Property is commonly subject to strong winds. The Property can be accessed year-round because of the mild climate, good road access, and low elevation of about 1200 meters above mean sea level.

Water Rights, Power, and Mining Personnel

The status of water rights at the Property is uncertain. The amount of water in the vicinity of the Property is adequate for exploratory drilling, but probably not for mineral processing. The nearest power lines are about 10 km distant. Mining personnel are not available locally.

The most important natural feature on the Property is a perennial stream called castle creek. During the summer, it has estimated that it flows at a minimum rate of several hundred gallons per minute. A temporary water withdrawal permit from the State of Idaho would be required for drill water.  If such a permit would be granted, water might be pumped to any drill site, with a substantial cost savings on water truck rental and driver wages. There is no assurance such a permit would be granted, and if granted requirements to such a permit would be cost-effective.

Tailings Storage Areas, Waste Disposal Areas, and Plant Sites

The Company has not identified private land adjacent to the Property or within close proximity that could be used for potential storage areas, waste disposal or processing sites. There is public land in the vicinity, but it is unknown whether permits would be granted for such uses.

Permitting

Preliminary geological mapping, sampling, and geophysical surveys can be conducted without any permits. A Plan of Operations (“POO”) will have to be filed and approved by the Bureau of Land Management before mechanized work such as access work or drilling can be undertaken on the Property. There is no cost to file a POO with the Bureau of Land Management. If water for drilling is to be drawn from castle creek, a temporary water withdrawal permit must be obtained from the Idaho Department of Water Resources. These permits are often granted in a short period of time as long as they do not significantly impact existing water rights or unduly degrade riparian areas. Temporary water withdrawal permit applications cost approximately $50.

Further mining exploration and exploitation activities are subject to federal, state and local laws, regulations and policies, including laws regulating surface disturbance, water discharge, the removal of natural resources from the ground and the discharge of materials into the environment. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Exploration and exploitation activities are also subject to federal, state and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of exploration methods and equipment. The Company is unable to quantify at this time the potential cost of such regulations and permitting.

Previous Exploration History

There is no verifiable information that the Property was a producing property in the past. Prior site visits indicate that up to one hundred meters of historic underground workings exist on the Property. These may have been completed approximately 100 years ago. It is unknown the state of repair of these workings and the extent of accessibility. No mineralized material or reserves have been identified or quantified on the Property. No known production has come from the Property.

In 2008, two private individuals located various mining claims in the area including those described herein and leased to a private exploration company, Castle Creek Silver Inc. (“Castle Creek”) which retained a professional geologist whose site visits and data review are the primary source of the historical information described herein.

Geological Setting and Local Geology

The Property lies upon the margins of the Snake River Plain, a vast graben-like, Cenozoic Age structure that covers a large part of southern Idaho. Regionally, several mineral districts lie along the margin of the Snake River Plain.

The geology consists primarily of a Late Cretaceous Age granodiorite which hosts veins and breccia bodies that contain gold, silver, lead, zinc, copper sulfide mineralization. The granodiorite and breccias are covered locally by Tertiary Age, post-mineral basalts. The breccia bodies are the primary target on the Property. What are believed to be high-grade veins are of secondary interest.

Property Geology

Granite is widespread and covered locally by post-mineral basalts. Faulting consists primarily of extensional block-faulting. The granite commonly contains large xenoliths of schist. Locally, the granite has undergone argillic and silicic alteration. Veins and breccias of  interest on the Property are granite-hosted. A detailed geologic map has not yet been completed on the Property.

Potential Deposit Type

Two potential deposit types are of interest at the Property. The first of these is the hydrothermal breccias that are found in several areas. The extent of this type of mineralization is uncertain. The second potential deposit type is high-grade quartz/sulfide veins that may be genetically associated to the breccias. An exploration program has been planned to identify steeply-dipping pipe-like bodies of quartz/sulfide mineralization. Both types of mineralization are probably of epithermal origin. Little data on the potential deposit types is available because the Property is in such an early stage of contemporary exploration.

Mineralization

Rock samples taken primarily from a sulfide-rich, siliceous hydrothermal breccia and associated rocks on the south side of the Property in 2008 by the prior owner give indication of the presence of gold and silver mineralization within a hydrothermal breccia. The breccia is hosted by altered granodiorite. The breccia contains locally massive pyrite, galena, sphalerite, arsenopyrite, chalcopyrite within a siliceous, sulfide-bearing matrix. Clasts within the breccia consist of dark grey rhyolite with semi-massive sulfides, massive pyrite with base metal sulfides and massive arsenopyrite, and light-grey quartz. Besides gold and silver, the mineralization contains anomalous arsenic, copper, lead, and zinc mineralization.

The geologic controls on this breccia mineralization is uncertain. The breccia lies in the vicinity of the intersection of two topographic lineaments which control the orientation of the Property. The length, width, depth, and continuity of both the breccia mineralization and sporadic vein  mineralization is uncertain.

Metaulurgical

No metallurgical testing has been conducted.

Reserves

There are no established probable or proven reserves on the Property.

Exploration

Only a limited amount of work has been completed on the Property. This work has been confined primarily to rock sampling at historic prospects. The rock samples taken were grab samples indicating mineralization that are not representative of any specific length or width of mineralization. They do not reflect the average grade of mineralization on any of the mineralized zones sampled. The rock sampling completed thus far has shown primarily that mineralization of interest is found in several areas of the Property. The geologic and geochemical surveys completed on the Property have been done a professional geologist.

The Company is not aware of any drilling that has been completed on the Property.

Exploration Plan

The Company's primary exploration plan in this under-explored area is to discover and focus on areas of known Au/Ag breccias mineralization; emphasizing exploration near the approximate intersection of northerly and easterly-trending topgraphic linears.

The above strategies would greatly limit the areas to be investigated by geophysics and possible subsequent drilling, which is anticipated to result in cost savings. However, all prospects in the area should have at least a cursory examination.

Comprehensive underground mapping and sampling of accessible historic mine workings is recommended. This will help determine the extent and average grade of mineralization on the property. Geophysics may also be necessary to enhance target definition. An IP/Resistivity survey is recommended to delineate sub-surface sulfide mineral distribution. Gold/Silver mineralization found thus far often correlates positively with sulfide content.

On the eight-claim Property, several areas of structural intersections should be evaluated using electrical geophysical methods. These should be followed-up by drilling to test for any depth extension of the mineralization. An itemized budget for this work is shown below:

Proposed Budget

Geologist	$45,000
Geotech	$20,000
Geophysics	$25,000
Field Expenses	$10,000
Lease Payments	$25,000
Bond	$10,000
Site Prep/Reclamation	$10,000
Water Truck	$18,000
Assays	$25,000
Drilling (1,200 meters @ $135/meter)	$162,000

TOTAL	$350,000

This work plan may be accomplished in a two-phase plan with the initial budget of $210,000 required meet work requirements required in the Option Agreement, for the period from 2012 to 2014.

The Company's current cash on hand is insufficient to complete any of the planned exploration activities and the full implementation of any planned exploration program is dependent on the Company's ability to secure sufficient financing.  The Company can provide no assurance that it will secure sufficient financing.  In the absence of such financing, the Company will not be able to pursue its planned exploration program and may not be able to maintain the option to acquire the Property or underlying mining claims in good standing.  If the Company does not fulfill the terms of the Assignment Agreement or Option Agreement, then its ability to commence or continue operations could be materially limited.  The Company also may be forced to abandon the Property.   If the Company is unable to raise additional capital within the next twelve months, it will experience liquidity problems and management expects that it will need to curtail operations, liquidate assets, seek additional capital on less favorable terms and/or pursue other remedial measures.  The Company may consider entering into a joint venture arrangement to provide the required funding to explore the Property.  We have not undertaken efforts to locate a joint venture participant and there is no assurance that any third party would enter into a joint venture agreement with the Company in order to fund exploration of the Property.  If the Company were to enter into a joint venture arrangement, it would likely have to assign a percentage of its interest in Property to the joint venture participant.

Item 9.01     Financial Statements and Exhibits.

      (d)           Exhibits. The following exhibit is filed herewith.

Exhibit No.	Description

10.1	Assignment and Assumption Agreement, dated December 6, 2011, by and among the Company, Castle Creek Silver Inc. and Robert Ebisch

99.1	Text of Press Release of First Colombia Gold Corp., dated December 7, 2011

Glossary of Certain Mining Terms

ADIT: An opening driven horizontally into the side of a mountain or hill for providing access to a mineral deposit.

ALTERATION: Any physical or chemical change in a rock or mineral subsequent to its formation. Milder and more localized than metamorphism.

ASSAY: A chemical test performed on a sample of ores or minerals to determine the amount of valuable metals contained.

BACKFILL: Waste material used to fill the void created by mining an orebody.

BALL MILL: A steel cylinder filled with steel balls into which crushed ore is fed. The ball mill is rotated, causing the balls to cascade and grind the ore.

BASALT: An extrusive volcanic rock composed primarily of plagioclase, pyroxene and some olivine.

BASE METAL: Any non-precious metal (e.g. copper, lead, zinc, nickel, etc.).

BEDDING: The arrangement of sedimentary rocks in layers.

BRECCIA: A rock in which angular fragments are surrounded by a mass of fine-grained minerals.

CONCENTRATE: A fine, powdery product of the milling process containing a high percentage of valuable metal.

CONTACT: A geological term used to describe the line or plane along which two different rock formations meet.

CORE: The long cylindrical piece of rock, about an inch in diameter, brought to surface by diamond drilling.

CROSSCUT: A horizontal opening driven from a shaft and (or near) right angles to the strike of a vein or other ore body.

DEVELOPMENT: Work carried out for the purpose of opening up a mineral deposit and making the actual ore extraction possible.

DEVELOPMENT DRILLING: Drilling to establish accurate estimates of mineral reserves.

DIAMOND DRILL: A rotary type of rock drill that cuts a core of rock that is recovered in long cylindrical sections, two centimeters or more in diameter.

DILUTION: (mining) Rock that is, by necessity, removed along with the ore in the mining process, subsequently lowering the grade of the ore.

DIP: The angle at which a vein, structure or rock bed is inclined from the horizontal as measured at right angles to the strike.

DRIFT: A horizontal underground opening that follows along the length of a vein or rock formation as opposed to a cross-cut which crosses the rock formation.

DRILL-INDICATED RESERVES: The size and quality of a potential orebody as suggested by widely spaced drill holes; more work is required before reserves can be classified as probable or proven.

DUE DILIGENCE: The degree of care and caution required before making a decision; loosely, a financial and technical investigation to determine whether an investment is sound.

EPITHERMAL DEPOSIT: A mineral deposit consisting of veins and replacement bodies, usually in volcanic or sedimentary rocks, containing precious metals, or, more rarely, base metals.

EXPLORATION: Work involved in searching for ore, usually by drilling or driving a drift.

FACE: The end of a drift, crosscut or stope in which work is taking place.

FISSURE: An extensive crack, break or fracture in rocks.

FRACTURE: A break in the rock, the opening of which allows mineral bearing solutions to enter. A “cross-fracture” is a minor break extending at more-or-less right angles to the direction of the principal fractures.

FREE MILLING: Ores of gold or silver from which the precious metals can be recovered by concentrating methods without resort to pressure leaching or other chemical treatment.

GALENA: Lead sulphide, the most common ore mineral of lead.

GEOPHYSICAL SURVEY: Indirect methods of investigating the subsurface geology using the applications of physics including electric, gravimetric, magnetic, electromagnetic, seismic, and radiometric principles.

GRABEN:  A downfaulted block of rock.

GRAB SAMPLE: A sample from a rock outcrop that is assayed to determine if valuable elements are contained in the rock. A grab sample is not intended to be representative of the deposit, and usually the best-looking material is selected.

GRADE: The average assay of a ton of ore, reflecting metal content.

HEAD GRADE: The average grade of ore fed into a mill.

HIGH GRADE: Rich ore. As a verb, it refers to selective mining of the best ore in a deposit.

HOST ROCK: The rock surrounding an ore deposit.

INTRUSIVE: A body of igneous rock formed by the consolidation of magma intruded into other rocks, in contrast to lavas, which are extruded upon the surface.

LAGGING: Planks or small timbers placed between steel ribs along the roof of a stope or drift to prevent rocks from falling, rather than to support the main weight of the overlying rocks.

LEVEL: The horizontal openings on a working horizon in a mine; it is customary to work mines from a shaft, establishing levels at regular intervals, generally about 50 meters or more apart.

LIMESTONE: A bedded, sedimentary deposit consisting chiefly of calcium carbonate.

LODE: A mineral deposit in solid rock.

METAMORPHIC ROCKS: Rocks which have undergone a change in texture or composition as the result of heat and/or pressure.

MINERAL: A naturally occurring homogeneous substance having definite physical properties and chemical composition and, if formed under favorable conditions, a definite crystal form.

MINERAL RESOURCE: A deposit or concentration of natural, solid, inorganic or fossilized organic substance in such quantity and at such grade or quality that extraction of the material at a profit is currently or potentially possible.

MINERALIZED MATERIAL OR DEPOSIT: A mineralized body which has been delineated by appropriate drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s). Under SEC standards, such a deposit does not qualify as a reserve until a comprehensive evaluation, based upon unit cost, grade, recoveries, and other factors, conclude economic feasibility.

MINERALIZATION: The presence of potentially economic minerals in a specific area or geological formation.

NATIVE METAL: A metal occurring in nature in pure form, uncombined with other elements.

NET PROFIT INTEREST: A portion of the profit remaining after all charges, including taxes and bookkeeping charges (such as depreciation) have been deducted.

NET SMELTER RETURN: A share of the net revenues generated from the sale of metal produced by a mine.

OPEN PIT: A mine that is entirely on surface. Also referred to as open-cut or open-cast mine.

ORE: Material that can be mined and processed at a positive cash flow.

ORE PASS: Vertical or inclined passage for the downward transfer of ore connecting a level with the hoisting shaft or a lower level.

OREBODY: A natural concentration of valuable material that can be extracted and sold at a profit.

ORE RESERVES: The calculated tonnage and grade of mineralization which can be extracted profitably; classified as possible, probable and proven according to the level of confidence that can be placed in the data.

PATENT: The ultimate stage of holding a mineral claim in the United States, after which no more assessment work is necessary because all mineral rights have been earned.

PATENTED MINING CLAIM: A parcel of land originally located on federal lands as an unpatented mining claim under the General Mining Law, the title of which has been conveyed from the federal government to a private party pursuant to the patenting requirements of the General Mining Law.

PROSPECT: A mining property, the value of which has not been determined by exploration.

PROBABLE RESERVES: Resources for which tonnage and grade and/or quality are computed primarily from information similar to that used for proven reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

PROVEN RESERVES: Resources for which tonnage is computed from dimensions revealed in outcrops, trenches, workings or drill holes and for which the grade and/or quality is computed from the results of detailed sampling. The sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well established. The computed tonnage and grade are judged to be accurate, within limits which are stated, and no such limit is judged to be different from the computed tonnage or grade by more than 20%.

PYRITE:  A yellow iron sulphide mineral, normally of little value, sometimes referred to as "fool's gold".

RECLAMATION: The restoration of a site after mining or exploration activity is completed.

RECOVERY: The percentage of valuable metal in the ore that is recovered by metallurgical treatment.

RESERVES: That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves are customarily stated in terms of “Ore” when dealing with metalliferous minerals.

RESOURCE: The calculated amount of material in a mineral deposit, based on limited drill information.

ROTARY DRILL: A machine that drills holes by rotating a rigid, tubular string of drill rods to which is attached a bit. Commonly used for drilling large-diameter blast holes in open pit mines.

ROYALTY: An amount of money paid at regular intervals by the lessee or operator of an exploration or mining property to the owner of the ground. Generally based on a certain amount per ton or a percentage of the total production or profits. Also, the fee paid for the right to use a patented process.

SAMPLE: A small portion of rock or a mineral deposit, taken so that the metal content can be determined by assaying.

SCHIST - A foliated metamorphic rock the grains of which have a roughly parallel arrangement; generally developed by shearing.

SHAFT: A vertical or steeply inclined excavation for the purpose of opening and servicing a mine. It is usually equipped with a hoist at the top which lowers and raises a conveyance for handling personnel and materials.

SHEAR OR SHEARING: The deformation of rocks by lateral movement along numerous parallel planes, generally resulting from pressure and producing such metamorphic structures as cleavage and schistosity.

SILICA:  Silicon dioxide. Quartz is a common example.

SILICEOUS: A rock containing an abundance of quartz.

SKARN: Name for the metamorphic rocks surrounding an igneous intrusive where it comes in contact with a limestone or dolomite formation.

SPHALERITE: A zinc sulfide mineral; the most common ore mineral of zinc.

STOCKPILE: Broken ore heaped on the surface, pending treatment or shipment.

STOPE: An underground excavation from which ore has been extracted either above or below mine level.

STRATIGRAPHY: Strictly, the description of bedded rock sequences; used loosely, the sequence of bedded rocks in a particular area.

STRIKE: The direction, or bearing from true north, of a vein or rock formation measured on a horizontal surface.

SUBLEVEL: A level or working horizon in a mine between main working levels.

SULFIDE: A compound of sulfur and some other element.

TAILINGS: Material rejected from a mill after more of the recoverable valuable minerals have been extracted.

TAILINGS POND: A low-lying depression used to confine tailings, the prime function of which is to allow enough time for heavy metals to settle out or for cyanide to be destroyed before water is discharged into the local watershed.

TREND: The direction, in the horizontal plane, or a linear geological feature (for example, an ore zone), measured from true north.

UNPATENTED MINING CLAIM: A parcel of property located on federal lands pursuant to the General Mining Law and the requirements of the state in which the unpatented claim is located, the paramount title of which remains with the federal government. The holder of a valid, unpatented lode mining claim is granted certain rights including the right to explore and mine such claim under the General Mining Law.

VEIN: A mineralized zone having a more or less regular development in length, width and depth which clearly separates it from neighboring rock.

WASTE: Barren rock in a mine, or mineralized material that is too low in grade to be mined and milled at a profit.

XENOLITH: A fragment of country rock enclosed in an intrusive rock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 7, 2011

First Colombia Gold Corp.

By:	/s/ Tony Langford
Name:	Tony Langford
Title:	Chief Executive Officer and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Assignment and Assumption Agreement, dated December 6, 2011, by and among the Company, Castle Creek Silver Inc. and Robert Ebisch

99.1	Text of Press Release of First Colombia Gold Corp., dated December 7, 2011